                                                            OMB APPROVAL
                                                     OMB NUMBER:       3235-0145
                                                     EXPIRES:   OCTOBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE....14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                           Finger Lakes Bancorp, Inc.

                                (NAME OF ISSUER)

                     Common Stock, par value $0.01 per share

                         (TITLE OF CLASS OF SECURITIES)

                                    317948107

                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                COMMUNICATIONS)


                                January 30, 2001
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 14 PAGES.
                        EXHIBIT INDEX LOCATED ON PAGE ___
                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D


CUSIP NO. 317948107                                           PAGE 2 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               00

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               New York

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      220,000
     REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     220,000

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               220,000

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.4%

    14     TYPE OF REPORTING PERSON*

               00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                                  SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 3 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               00

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]


     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      196,100
     REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     196,100

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               196,100

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               5.7%

    14     TYPE OF REPORTING PERSON*

               00


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                                  SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 4 OF 14 PAGES



     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               WC

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      23,900
      REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     23,900

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               23,900

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%

    14     TYPE OF REPORTING PERSON*

               PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                              SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 5 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               WC

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]


     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      51,300
      REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     51,300

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               51,300

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.5%

    14     TYPE OF REPORTING PERSON*

               PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                              SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 6 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               WC

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      23,900
      REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     23,900

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               23,900

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7%

    14     TYPE OF REPORTING PERSON*

               PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                              SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 7 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               WC

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               Delaware

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      97,000
      REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     97,000

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               97,000

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.8%

    14     TYPE OF REPORTING PERSON*

               PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                              SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 8 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               WC

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY       8    SHARED VOTING POWER
         OWNED BY
           EACH                      23,900
      REPORTING PERSON
           WITH               9    SOLE DISPOSITIVE POWER

                             10    SHARED DISPOSITIVE POWER

                                     23,900

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               23,900

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.7%

    14     TYPE OF REPORTING PERSON*

               CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

                              SCHEDULE 13D

CUSIP NO. 317948107                                           PAGE 9 OF 14 PAGES


     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese

     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]


     3     SEC USE ONLY



     4     SOURCE OF FUNDS*

               00

     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]



     6     CITIZEN OR PLACE OF ORGANIZATION

               USA

                              7    SOLE VOTING POWER
         NUMBER OF
    SHARES BENEFICIALLY              15,000
         OWNED BY
           EACH               8    SHARED VOTING POWER
      REPORTING PERSON
           WITH                      220,000

                              9    SOLE DISPOSITIVE POWER

                                     15,000

                             10    SHARED DISPOSITIVE POWER

                                     220,000

    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               235,000

    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           [ ]


    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.8%

    14     TYPE OF REPORTING PERSON*

               IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                                          2 OF 9

         This Amendment No. 1 to Schedule 13D relating to Finger Lakes Bancorp, Inc. (the "Issuer") is being filed on behalf of the undersigned to amend the
Schedule 13D dated December 8, 2000 (the "Schedule 13D"). Terms defined in the
Schedule 13D and not defined herein have the same meaning as in the Schedule
13D.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS.

         Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

         The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $168,554, $168,554, $360,569, $682,808 and $168,554, respectively. Such shares were purchased with the investment capital of the respective entities. The net investment cost (including commissions, if any) of the shares of Common Stock held by Mr. Maltese is $105,000, which were purchased with Mr. Maltese"s personal funds.

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 3,445,250 shares of Common Stock outstanding, as derived from the Issuer"s public information, as of the close of business on January 30, 2001:

  (i) MP beneficially owned 23,900 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

  (ii) MHF beneficially owned 23,900 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

  (iii) MPII beneficially owned 51,300 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

  (iv) MHFII beneficially owned 97,000 shares of Common Stock, constituting approximately 2.8% of the shares outstanding.

  (v) MO beneficially owned 23,900 shares of Common Stock, constituting approximately 0.7% of the shares outstanding.

  (vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 23,900 shares owned by MP, the 23,900 shares owned by MHF, the 51,300 shares owned by MPII, the 97,000 shares owned by MHFII and the 23,900 shares owned by MO, or an aggregate of 220,000 shares of Common Stock, constituting approximately 6.4% of the shares outstanding.

  (vii) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 23,900 shares owned by MP, the 23,900 shares owned by MHF, the 51,300 shares owned by MPII, and the 97,000 shares owned by MHFII, or an aggregate of 196,100 shares of Common Stock, constituting approximately 5.7% of the shares outstanding.

  (viii) Mr. Maltese directly owned 15,000 shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 23,900 shares owned by MP, the 23,900 shares owned by MHF, the 51,300 shares owned by MPII, the 97,000 shares owned by MHFII and the 23,900 shares owned by MO, or an aggregate of 235,000 shares of Common Stock, constituting approximately 6.8% of the shares outstanding.

  (ix) In the aggregate, the Reporting Persons beneficially own an aggregate of 235,000 shares of Common Stock, constituting approximately 6.8% of the shares outstanding.

  (x)    2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese has the sole power to dispose of and to vote the shares of Common Stock beneficially owned by him. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to January 30, 2001, Mr. Maltese effected no transactions in the Common Stock.

         During the sixty days prior to January 30, 2001, MP has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number             Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/26/00          Bought             1,500           $  6.938
         12/27/00          Bought               800              7.188
         12/29/00          Bought               800              7.500
         01/05/01          Bought               800              7.375
         01/10/01          Bought             1,500              7.125
         01/30/01          Bought               500              7.563

         During the sixty days prior to January 30, 2001, MHF has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/26/00          Bought             1,500           $  6.938
         12/27/00          Bought               800              7.188
         12/29/00          Bought               800              7.500
         01/05/01          Bought               800              7.375
         01/10/01          Bought             1,500              7.125
         01/30/01          Bought               500              7.563


         During the sixty days prior to January 30, 2001, MPII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/26/00          Bought             1,500            $  6.938
         12/27/00          Bought               800               7.188
         12/29/00          Bought               800               7.500
         01/05/01          Bought               800               7.375
         01/10/01          Bought             1,500               7.125
         01/30/01          Bought               500               7.563


         During the sixty days prior to January 30, 2001, MHFII has effected the following transactions in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/26/00          Bought               4,000         $  6.938
         12/27/00          Bought               1,800            7.188
         12/29/00          Bought               1,800            7.500
         01/05/01          Bought               1,800            7.375
         01/10/01          Bought               4,000            7.125
         01/30/01          Bought               2,700            7.563

         During the sixty days prior to January 30, 2001, MO has effected the following transaction in the Common Stock in open market transactions with brokers:

                                             Number            Price
           Date            Action           of Shares         per Share
           ----            ------           ---------         ---------
         12/26/00          Bought             1,500           $  6.938
         12/27/00          Bought               800              7.188
         12/29/00          Bought               800              7.500
         01/05/01          Bought               800              7.375
         01/10/01          Bought             1,500              7.125
         01/30/01          Bought               500              7.563

(d)      Not applicable.

(e)      Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2001

MALTA PARTNERS, L.P.                            MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                     By:     SOAM Holdings, LLC,
        the sole general partner                        the sole general partner


By: /s/ Terry Maltese                           By: /s/ Terry Maltese
    ----------------------------------------        ----------------------------
        Terry Maltese                                   Terry Maltese
        President                                       President

MALTA PARTNERS II, L.P.                         MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                     By:     SOAM Holdings, LLC,
        the sole general partner                        the sole general partner


By: /s  Terry Maltese                           By: /s/ Terry Maltese
    ----------------------------------------        ----------------------------
        Terry Maltese                                   Terry Maltese
        President                                       President


MALTA OFFSHORE, LTD                             Sandler O'Neill Asset Management
                                                   LLC

By:     Sandler O"Neill Asset Management LLC

By: /s/ Terry Maltese                           By: /s/ Terry Maltese
    ----------------------------------------        ----------------------------
        Terry Maltese                                   Terry Maltese
        President                                       President

SOAM Holdings, LLC                              Terry Maltese


By: /s/ Terry Maltese                               /s/ Terry Maltese
    ----------------------------------------        ----------------------------
        Terry Maltese                                   Terry Maltese
        President